Exhibit 23.1

KPMG LLP
Suite 800
1225 17th Street
Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 11, 2024, with respect to the consolidated financial statements of TriSalus Life Sciences, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
April 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.